Exhibit 5.1
[Jones Day Letterhead]

June 19, 2012

Thomas Properties Group, Inc.
515 South Flower Street, Sixth Floor
Los Angeles, California 90071

Re:	Registration Statement on Form S-3 filed by Thomas Properties Group, Inc.
Ladies and Gentlemen:
We have acted as counsel for Thomas Properties Group, Inc., a Delaware corporation (the “Company”), in connection with the registration of the sale from time to time, on a continuous basis, by certain of the Company's stockholders (the “Selling Securityholders”), of up to (i)  2,455,116 shares (the “Issued Shares”) of the Company's common stock, par value $0.01 per share (“Common Stock”), and (ii) 359,934 additional shares (the “Conversion Shares” and together with the Issued Shares, the “Securities”) of Common Stock issuable upon the redemption of units (“Operating Partnership Units”) of Thomas Properties Group, L.P. (the “Operating Partnership”), in each case as contemplated by the Company's Registration Statement on Form S-3 to which this opinion has been filed as an exhibit (the “Registration Statement”). The Securities may be offered and sold from time to time pursuant to Rule 415 under the Securities Act of 1933 (the “Securities Act”).
In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinions. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1.	The Issued Shares have been authorized by all necessary corporate action of the Company and are validly issued, fully paid and nonassessable.

2.
The Conversion Shares have been authorized by all necessary corporate action of the Company and, when issued upon redemption of Operating Partnership Units pursuant to the terms and conditions of the Operating Partnership Units, the Agreement of Limited Partnership between the Company and the Operating Partnership and the Company's Second Amended and Restated Certificate of Incorporation, as amended, will be validly issued, fully paid and nonassessable.

The opinions expressed herein are limited to the General Corporation Law of the State of Delaware as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction.
We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to Jones Day under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
Very truly yours,

/s/ Jones Day